Exhibit 99.1

Medifast, Inc. Announces Fourth Quarter and Fiscal Year 2014 Financial Results

Company Introduces First Quarter and Fiscal Year 2015 Guidance

OWINGS MILLS, Md., March 12, 2015 – Medifast, Inc. (NYSE: MED), a leading United States manufacturer and provider of clinically proven weight-loss and healthy living products and programs, today reported financial results for the fourth quarter and fiscal year ended December 31, 2014.

“In 2014 we took decisive action and set future strategic direction to better position our business for long-term profitability and growth,” said Michael C. MacDonald, Medifast Chairman and Chief Executive Officer. “We are confident that the strategic actions we’ve undertaken will help to drive future growth in revenue and continue to deliver increased operational efficiencies as we enhance long-term shareholder value.”

Fourth Quarter 2014 Results

Results from Continuing Operations

Income from continuing operations was $2.6 million, or $0.21 per diluted share, compared to $7.2 million, or $0.53 per diluted share, for the fourth quarter of 2013. Adjusted income from continuing operations for the fourth quarter 2014 was $4.6 million, or $0.38 per diluted share as compared to $7.2 million, or $0.53 per diluted share, for the fourth quarter of 2013. Adjusted income from continuing operations excludes expenses associated with a franchise loan default guaranteed by Medifast and extraordinary legal and advisory expenses resulting from recent 13D filings. Adjusted income from continuing operations is a non-GAAP financial measure. Please refer to the financial tables in this press release for a reconciliation of all non-GAAP financial measures.

For the fourth quarter, Medifast net revenue decreased 11% to $62.3 million from net revenue of $70.3 million in the fourth quarter of 2013. As a result of the closure and sale of the Medifast Corporate Weight Control Centers, the Company re-evaluated its segment reporting and will no longer provide segment disclosure other than sales per channel which reflects how the business is run.

Revenue in the direct sales channel, Take Shape for Life, decreased 12% to $45.7 million in the fourth quarter of 2014 compared to $51.7 million in the same period last year. The Company ended the fourth quarter with approximately 9,300 active Health Coaches and the average revenue per Health Coach per month for the quarter was $1,401 compared to $1,477 in the fourth quarter of 2013. The calculation of active Health Coaches was impacted by one less commission cycle in the fourth quarter of 2014 compared to the fourth quarter of the prior 2 years, accounting for a difference of approximately 600 active Health Coaches.

The Company’s Medifast Direct channel revenue decreased 19% to $11.4 million, compared to $14.0 million in the fourth quarter of 2013. This marks the second consecutive quarterly improvement in the rate of decline.

Revenue in the Franchise Weight Control Centers channel increased 6% to $3.8 million from $3.6 million in the fourth quarter of last year. This increase was driven by the conversion of corporate owned centers to Franchise Centers partially offset by a 10% decline in revenues from all other Franchise centers. There was an average of 65 franchise centers per month in operation in the fourth quarter 2014 compared to 38 centers last year and there were 73 franchise centers in operation as of December 31, 2014 compared to 41 centers last year.

In the fourth quarter, the Wholesale channel revenue increased 40% to $1.4 million, compared to $1.0 million in the same period last year. The increase in this channel was driven by incremental resources focused on the growth of the channel.

Gross profit for the fourth quarter of 2014 was $45.0 million, compared to $51.9 million in the fourth quarter of 2013. The Company’s gross profit as a percentage of net revenue decreased 170 basis points to 72.2% versus 73.9% in the fourth quarter of 2013. The decrease in gross profit margin was the result of sales mix and increased product costs driven primarily by a reduction in manufacturing volumes.

Sales and marketing expense decreased $0.3 million in the fourth quarter of 2014 compared to the fourth quarter of 2013, primarily driven by a favorable variance in Take Shape For Life event expense, partially offset by a $0.2 million increase in advertising expense. The Company continues to focus on efficiency improvements and balancing sales and marketing expense in an effort to drive profitability.

Selling, general and administrative expenses (“SG&A”) decreased $1.1 million to $40.8 million compared to $41.9 million in the fourth quarter of 2014. As a percentage of net revenue, SG&A expense was 66% versus 60% in the fourth quarter of 2013. Adjusted SG&A expense, excluding the aforementioned items in the fourth quarter of 2014, was 61%.

The fourth quarter 2014 effective tax rate was 37.9% compared to 26.3% in the fourth quarter of 2013. The increase in the effective tax rate in 2014 over 2013 was a result of tax benefits realized in 2013 related to prior years and the fourth quarter 2014 impact of an inability to utilize certain tax deductions.

Fiscal 2014

Results from Continuing Operations

For the fiscal year ended December 31, 2014, Medifast net revenue was $285.3 million from net revenue of $324.1 million in 2013. The Take Shape For Life sales channel accounted for approximately 73%, the Medifast Direct channel accounted for 20%, the Medifast Franchise Weight Control Centers channel accounted for 5%, and the Medifast Wholesale Physicians channel accounted for 2% of total revenue.

Income from continuing operations for 2014 decreased $6.1 million to $21.0 million, or $1.65 per diluted share based on approximately 12.8 million shares, compared to $27.1 million, or $1.96 per diluted share for the comparable period last year based on approximately 13.8 million shares outstanding. Adjusted income from continuing operations for 2014 was $24.1 million, or $1.89 per diluted share, as compared to $27.1 million, or $1.96 per diluted share in 2013.

Discontinued Operations

In the fourth quarter of fiscal 2014 the Company announced the plan by a subsidiary to close 34 corporate-owned Medifast Weight Control Centers by December 31, 2014. The Company also announced that in addition to the closures, its subsidiary entered into agreements to sell the assets of 17 corporate-owned Medifast Weight Control Centers to existing business partners, which would then be transitioned to the franchise model. The Company previously transitioned 24 corporate owned centers to the franchise model earlier in the year. For fiscal 2014, corporate-owned Medifast Weight Control Centers had revenues of $22.5 million with a loss from discontinued operations, net of tax, of $7.8 million or a $0.62 loss per diluted share.

Balance Sheet

The Company’s balance sheet remains strong with stockholders’ equity of $80.5 million and working capital of approximately $55.0 million as of December 31, 2014.  Cash, cash equivalents, and investment securities decreased $15.2 million to $52.6 million compared to $67.8 million at December 31, 2013. The Company remains free of interest bearing debt.

The Company has authorization to repurchase a total of 1.2 million shares.

Outlook

The Company expects first quarter 2015 net revenue from continuing operations to be in the range of approximately $70.0 to $73.0 million and earnings per diluted share from continuing operations in the range of $0.33 to $0.35 per diluted share.

For fiscal year 2015, the Company expects revenue from continuing operations to be in the range of $285 to $300 million and earnings per diluted share from continuing operations in the range of $1.85 to $1.95 per diluted share. The fiscal year 2015 guidance assumes a 33% to 34% effective tax rate.

Both quarterly and fiscal year guidance exclude potential future expenses resulting from 13D filings.

Conference Call Information

The conference call is scheduled to begin at 4:30 p.m. ET on March 12, 2015. The call will be broadcast live over the Internet hosted at the Investor Relations section of Medifast’s website at www.MedifastNow.com, and will be archived online through March 26, 2015. In addition, listeners may dial (877) 870-4263.

A telephonic playback will be available from 7:30 p.m. ET, March 12, 2015, through March 26, 2015. Participants can dial (877) 344-7529 to hear the playback and enter passcode 10061315.

About Medifast

Medifast (NYSE: MED) is the leading easy-to-use, clinically proven weight-loss program. The company sells its products and programs via four unique distribution channels: 1) the Web and national call centers, 2) the Take Shape For Life personal coaching division, 3) Medifast Weight Control Centers, and 4) a national network of physicians. Medifast was founded in 1980 and is located in Owings Mills, Maryland. For more information, log onto www.MedifastNow.com.

MED-F

Forward Looking Statements

Please Note: This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as “intend” or other similar words or the negative of such terminology. Similarly, descriptions of Medifast’s objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Medifast believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Medifast’s inability to attract and retain independent Health Coaches and Members, stability in the pricing of print, TV and Direct Mail marketing initiatives affecting the cost to acquire customers, increases in competition, litigation, regulatory changes, and its planned growth into new domestic and international markets and new channels of distribution. Although Medifast believes that the expectations, statements, and assumptions reflected in these forward- looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

Investor Contact:

ICR, Inc.

Katie Turner

(646) 277-1228

MEDIFAST, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of December 31, 2014 and 2013

	2014	2013

ASSETS
Current assets:
Cash and cash equivalents	$24,459,000	$36,382,000
Accounts receivable-net of allowance for sales returns and doubtful accounts of $354,000 and $564,000	1,650,000	942,000
Inventory	15,735,000	17,537,000
Investment securities	28,185,000	31,420,000
Income taxes, prepaid	5,099,000	-
Prepaid expenses and other current assets	2,875,000	2,526,000
Deferred tax assets	3,727,000	1,957,000
Current assets of discontinued operations	184,000	1,190,000
Total current assets	81,914,000	91,954,000

Property, plant and equipment - net	33,477,000	34,476,000
Other assets	497,000	231,000
Long-term assets of discontinued operations	22,000	5,989,000

TOTAL ASSETS	$115,910,000	$132,650,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$21,854,000	$22,230,000
Income taxes payable	-	99,000
Current maturities of capital leases	232,000	222,000
Current liabilities of discontinued operations	4,858,000	4,550,000
Total current liabilities	26,944,000	27,101,000

Other liabilities:
Capital leases, net of current portion	242,000	474,000
Deferred tax liabilities	5,492,000	6,659,000
Long-term liabilities of discontinued operations	2,756,000	-
Total liabilities	35,434,000	34,234,000

Stockholders’ Equity:
Preferred stock, $.001 par value (1,500,000 authorized, no shares issued and outstanding)	-	-
Common stock; par value $.001 per share; 20,000,000 shares authorized; 12,365,690 and 13,143,309 issued 12,075,764 and 13,115,642 issued and outstanding	12,000	13,000
Additional paid-in capital	1,132,000	-
Accumulated other comprehensive income	435,000	703,000
Retained earnings	78,897,000	97,700,000
Total stockholders’ equity	80,476,000	98,416,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$115,910,000	$132,650,000

MEDIFAST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013

Revenue	$62,303,000	$70,273,000	$285,285,000	$324,054,000
Cost of sales	17,328,000	18,348,000	76,078,000	83,488,000
Gross Profit	44,975,000	51,925,000	209,207,000	240,566,000

Selling, general, and administrative	40,790,000	41,887,000	178,961,000	202,156,000

Income from operations	4,185,000	10,038,000	30,246,000	38,410,000

Other income
Interest and dividend income, net	261,000	189,000	716,000	509,000
Other income (loss)	(285,000)	(460,000)	731,000	124,000
	(24,000)	(271,000)	1,447,000	633,000

Income from continuing operations before income taxes	4,161,000	9,767,000	31,693,000	39,043,000
Provision for income taxes	1,577,000	2,570,000	10,664,000	11,908,000

Income from continuing operations	2,584,000	7,197,000	21,029,000	27,135,000
Loss from discontinued operations, net of tax	(5,945,000)	(1,907,000)	(7,848,000)	(3,166,000)
Net income (loss)	$(3,361,000)	$5,290,000	$13,181,000	$23,969,000

Basic earnings per share
Earnings per share from continuing operations	$0.21	$0.53	$1.66	$1.97
Loss per share from discontinued operations	$(0.49)	$(0.14)	$(0.62)	$(0.23)
Earnings (loss) per share	$(0.28)	$0.39	$1.04	$1.74

Diluted earnings per share
Earnings per share from continuing operations	$0.21	$0.53	$1.65	$1.96
Loss per share from discontinued operations	$(0.49)	$(0.14)	$(0.62)	$(0.23)
Earnings (loss) per share	$(0.28)	$0.39	$1.03	$1.73

Weighted average shares outstanding -
Basic	12,044,069	13,523,140	12,670,387	13,774,083
Diluted	12,173,267	13,629,046	12,778,277	13,817,693

MEDIFAST, INC. AND SUBSIDIARIES

Supplemental Information - Reconciliation of Non-GAAP Financial Measures

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013

Income from operations	$4,185,000	$10,038,000	$30,246,000	$38,410,000
Adjustments
Franchise loan guarantee accrual	1,980,000	-	1,980,000	-
Legal expenses- 13D	1,017,000	-	2,597,000	-
Adjusted Income from operations	$7,182,000	$10,038,000	$34,823,000	$38,410,000

	Years Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013

Income from continuing operations	$2,584,000	$7,197,000	$21,029,000	$27,135,000
Adjustments
Franchise loan guarantee accrual	1,332,000	-	1,342,000	-
Legal expenses- 13D	684,000	-	1,761,000	-
Adjusted income from continuing operations	$4,600,000	$7,197,000	$24,132,000	$27,135,000
Loss on discontinued operations, net of tax	(5,945,000)	(1,907,000)	(7,848,000)	(3,166,000)
Adjusted Net Income (Loss)	$(1,345,000)	$5,290,000	$16,284,000	$23,969,000

Diluted earnings per share from continuing operations	$0.21	$0.53	$1.65	$1.96
Impact for adjustments	0.17	-	0.24	-
Adjusted diluted earnings per share continuing operations	$0.38	$0.53	$1.89	$1.96
Diluted Loss per share from discontinued operations	$(0.49)	$(0.14)	$(0.62)	$(0.23)
Adjusted diluted earnings (loss) per share	$(0.11)	$0.39	$1.27	$1.73

The weighted-average diluted shares outstanding used in the calculation of theses non-GAAP financial measures are the same as the weighted-average shares outstanding used in the calculation of the reported per share amounts.